Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

Six Month Period Ended
June 30, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$22,108
Plus:
Fixed Charges (excluding capitalized interest)	304,054

Total Earnings	$326,162

Fixed Charges:
Interest expensed and capitalized	$301,772
Amortized premiums, discounts, and capitalized expenses related to indebtedness	833
An estimate of the interest component within rental expense	1,449

Total Fixed Charges	$304,054

Ratio of Earnings to Fixed Charges	1.07

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$22,108
Plus:
Fixed Charges (excluding capitalized interest)	258,419

Total Earnings	$280,527

Fixed Charges:
Interest expensed and capitalized	$256,137
Amortized premiums, discounts, and capitalized expenses related to indebtedness	833
An estimate of the interest component within rental expense	1,449

Total Fixed Charges	$258,419

Ratio of Earnings to Fixed Charges	1.09